Exhibit (a)(1)(A)

WORLD AIR HOLDINGS, INC.

Offer to Purchase for Cash Up to 2,222,222 Shares of its Common Stock at a Purchase Price Not Greater Than $9.50 nor Less Than $9.00 Per Share

THE TENDER OFFER, PRORATION PERIOD, AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON OCTOBER 6, 2006, UNLESS THE TENDER OFFER IS EXTENDED.

World Air Holdings, Inc., a Delaware corporation (the “Company,” “we,” or “us”), is offering to purchase up to 2,222,222 shares of its Common Stock, $.001 par value per share (the “Common Stock”), at a price not greater than $9.50 nor less than $9.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Tender Offer”).

We are offering to purchase up to 2,222,222 shares in the Tender Offer. On the terms and subject to the conditions of the Tender Offer, we will determine a single per share price, not greater than $9.50 nor less than $9.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, that we will pay for shares properly tendered and not properly withdrawn in the Tender Offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. After the Tender Offer expires, we will look at the prices chosen by stockholders for all of the shares properly tendered. We will then select the lowest purchase price (in multiples of $0.10 above $9.00) within the price range specified above that will allow us to buy 2,222,222 shares. If fewer shares are properly tendered, we will select the lowest price that will allow us to buy all the shares that are properly tendered and not properly withdrawn. All shares we acquire in the Tender Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price. We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered at or below the purchase price if more than the number of shares we seek are properly tendered and not properly withdrawn. We will return shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of proration or conditional tenders to the tendering stockholders at our expense promptly after the Tender Offer expires. See Section 3.

The Tender Offer is not conditioned upon any minimum number of shares being tendered. The Tender Offer is, however, subject to certain other conditions. See Section 7.

Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery and questions regarding the procedure for tendering shares should be directed to Continental Stock Transfer & Trust Company (the “Depositary”), the depositary for the Tender Offer. Other questions and requests for assistance may be directed to Scott & Stringfellow, Inc. (the “Dealer Manager”). Addresses and telephone numbers for each of the Depositary and the Dealer Manager are set forth on the back cover of this Offer to Purchase.

The shares were traded on the Nasdaq National Market (“Nasdaq”) of The Nasdaq-Amex Market Group under the symbol “WLDA” until May 22, 2006 when the Common Stock was de-listed from Nasdaq. This action was the result of a Nasdaq hearing panel determining that we had not met the requirement that we be current in our required reporting obligations under Nasdaq Market Place Rule 4310(c)(14), principally because of our failure to make timely filings as required by the Securities Exchange Act of 1934 (the “Exchange Act”) of our Annual Report on Form 10-K for the year ended December 31, 2005, and our Quarterly Report on Form 10-Q for the first quarter of 2006. The hearing panel decided not to grant our request for further extensions to file our reports. We appealed the decision of the hearing panel to the Nasdaq Listing and Hearing Review Counsel (the “Counsel”), but the Counsel affirmed the hearing panel’s decision to de-list our Common Stock. We are now current in our periodic reporting obligations under the Exchange Act, resolving the principal reasons for the de-listing action. Our Common Stock is currently traded on the Pink Sheets under the symbol “WLDA.PK”. We intend to seek to have our Common Stock re-listed on Nasdaq or listed on another stock exchange in the future. On September 1, 2006, the last full trading day before the announcement of the Tender Offer, the reported closing price of our Common Stock on the Pink Sheets was $8.61 per share. On September 8, 2006, the last full trading day before the commencement of the Tender Offer, the reported closing price of our Common Stock on the Pink Sheets was $9.05 per share. Stockholders are urged to obtain current market quotations for our Common Stock. See Section 8.

Our Board of Directors has approved the Tender Offer. However, neither management nor our Board of Directors, nor the Dealer Manager, nor the Depositary makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which stockholders may choose to tender their shares. We have not authorized any person to make any recommendation. You should carefully evaluate all information in the Tender Offer and should consult your own investment and tax advisors. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Tender Offer is:

Scott & Stringfellow, Inc.

September 11, 2006

IMPORTANT

If you want to tender all or part of your shares, you must do one of the following before the Tender Offer expires:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•	if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust Company, the depositary for the Tender Offer (the “Depositary”), at one of its addresses shown on the Letter of Transmittal;

•	if you are an institution participating in The Depository Trust Company, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•	if you are a holder of vested options to purchase shares under one of the Company’s equity incentive plans, you may exercise your vested options and tender any of the shares issued upon exercise; or

•	if you are a participant in the World Airways Employee 401(k) Savings Plan (the “401(k) Plan”) and you wish to tender any of your shares held in such plan, you must follow the separate instructions and procedures described in Section 3 of this Offer to Purchase and you must review the separate materials related to the 401(k) Plan enclosed with this Offer to Purchase.

If you want to tender your shares, but (a) the certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Tender Offer, (b) you cannot comply with the procedure for book-entry transfer by the expiration of the Tender Offer, or (c) your other required documents cannot be delivered to the Depositary by the expiration of the Tender Offer, you can still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

If you wish to maximize the chance that your shares will be purchased in the Tender Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined in the Tender Offer.” If you agree to accept the purchase price determined in the Tender Offer, your shares will be deemed to be tendered at the minimum price of $9.00 per share. You should understand that this election may lower the purchase price paid for all purchased shares in the Tender Offer and could result in your shares being purchased at the minimum price of $9.00 per share. The lower end of the price range for the Tender Offer is above the closing price for the shares on September 1, 2006, the last full trading day prior to the announcement of the Tender Offer, when the closing price on the Pink Sheets was $8.61. On September 8, 2006, the last full trading day before the commencement of the Tender Offer, the reported closing price of our Common Stock on the Pink Sheets was $9.05 per share.

We are not making the Tender Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Tender Offer to stockholders in any such jurisdiction.

If you have questions regarding the procedure for tendering shares, please contact the Depositary at (800) 509-5586 (toll free). If you have any other questions regarding the Tender Offer, please contact the Dealer Manager at (800) 552-7757 (toll free).

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares in the Tender Offer. You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Tender Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation, gives you any information or makes any representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager or the Depositary.

TABLE OF CONTENTS

SUMMARY TERM SHEET		1
CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS		8
INTRODUCTION		8
THE TENDER OFFER		10
1.	Number of Shares; Price; Priority of Purchase	10
2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer	13
3.	Procedures for Tendering Shares	15
4.	Withdrawal Rights	20
5.	Purchase of Shares and Payment of Purchase Price	21
6.	Conditional Tender of Shares	22
7.	Conditions of the Tender Offer	22
8.	Price Range of the Shares	25
9.	Source and Amount of Funds	25
10.	Information About World Air Holdings, Inc.	25
11.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares	27
12.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act	30
13.	Legal Matters; Regulatory Approvals	30
14.	United States Federal Income Tax Consequences	30
15.	Extension of the Tender Offer; Termination; Amendment	33
16.	Fees and Expenses	34
17.	Miscellaneous	34

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. The Company is at times referred to as “we,” “our” or “us.” We refer to the shares of our Common Stock as the “shares.” This summary term sheet highlights the material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Tender Offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the Letter of Transmittal because they contain the full details of the Tender Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion where helpful.

Who is offering to purchase my shares?

World Air Holdings, Inc.

What will be the purchase price for the shares and what will be the form of payment?

We are conducting the Tender Offer through a procedure commonly called a modified “Dutch Auction.”

This procedure allows you to select the price within a price range specified by us at which you are willing to sell your shares. The lowest price that may be specified is $9.00. The prices that may be specified increase in increments of $0.10 up to $9.50, the highest price that may be specified.

The price range for the Tender Offer is $9.00 to $9.50 per share. After the Tender Offer expires, we will look at the prices chosen by stockholders for all of the shares properly tendered. We will then select the lowest purchase price that will allow us to buy 2,222,222 shares. The lower end of the price range for the Tender Offer is above the closing market price for the shares on September 1, 2006, the last full trading day prior to the announcement of the Tender Offer, when the closing market price on the Pink Sheets was $8.61. On September 8, 2006, the last full trading day before the commencement of the Tender Offer, the reported closing price of our Common Stock on the Pink Sheets was $9.05 per share. If fewer shares are properly tendered, we will select the lowest price that will allow us to buy all the shares that are properly tendered and not properly withdrawn.

All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares above the purchase price determined in the Tender Offer.

If you wish to maximize the chance that your shares will be purchased, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined in the Tender Offer” indicating that you will accept the purchase price we determine. If you agree to accept the purchase price determined in the Tender Offer, your shares will be deemed to be tendered at the minimum price of $9.00 per share. You should understand that this election may lower the purchase price paid for all purchased shares in the Tender Offer and could result in your shares being purchased at the minimum price of $9.00 per share.

If your shares are purchased in the Tender Offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the Tender Offer expires. See Sections 1 and 5. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.

How many shares is the Company offering to purchase in the Tender Offer?

We are offering to purchase up to 2,222,222 shares of our Common Stock, $.001 par value per share. The 2,222,222 shares represent approximately 9% of our issued and outstanding Common Stock as of September 1, 2006. We may under certain circumstances and reserve the right to, in our sole discretion, purchase additional shares of up to 2% of the outstanding shares of our Common Stock, subject to applicable legal requirements. See Section 1. If fewer shares are properly tendered, we will purchase all shares that are properly tendered and not properly withdrawn. If more than 2,222,222 shares are properly tendered and not properly withdrawn, we will purchase all shares tendered at or below the purchase price on a pro rata basis, except for “odd lots” (lots of less than 100 shares), which we will purchase on a priority basis, and except for each conditional tender whose condition was not met, which we will not purchase (except as described in Section 6). The Tender Offer is not conditioned on any minimum number of shares being tendered, but is subject to certain other conditions. See Section 7.

How will the Company pay for the shares?

Assuming that the maximum of 2,222,222 shares are tendered in the Tender Offer at the maximum purchase price of $9.50 per share, the aggregate purchase price will be approximately $21,111,109 million. We anticipate that we will pay for the shares tendered in the Tender Offer, as well as paying related fees and expenses, from our cash and short-term investments. However, if funds in addition to our cash and short-term investments are needed to pay for the shares tendered in the Tender Offer or the related fees and expenses, we will borrow funds under our credit agreement with Wachovia Bank, National Association, as described in Section 9.

How long do I have to tender my shares; can the Tender Offer be extended, amended or terminated?

You may tender your shares until the Tender Offer expires. The Tender Offer will expire at 12:00 midnight, Eastern Time, on October 6, 2006, unless extended (such date and time, as they may be extended, the “Expiration Date” and “Expiration Time,” respectively). See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Tender Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline. You have an earlier deadline (three business days prior to the Expiration Day) if you wish to tender shares held in the 401(k) Plan. See the “Letter to World Airways Employee 401(k) Savings Plan Participants” sent separately to each participant in the 401(k) Plan. See Section 3.

We may choose to extend the Tender Offer at any time and for any reason, subject to applicable laws. See Section 15. We cannot assure you that we will extend the Tender Offer or indicate the length of any extension that we may provide. If we extend the Tender Offer, we will delay the acceptance of any shares that have been tendered. We can also amend the Tender Offer in our sole discretion or terminate the Tender Offer under certain circumstances. See Sections 7 and 15.

How will I be notified if the Company extends the Tender Offer or amends the terms of the Tender Offer?

If we extend the Tender Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Time. We will announce any amendment to the Tender Offer by making a public announcement of the amendment. See Section 15.

What is the purpose of the Tender Offer?

On September 5, 2006, we publicly announced that our Board of Directors had formed a special committee of the Board of Directors (the “Special Committee”) to consider various alternative means of enhancing stockholder value. The Special Committee recommended to our Board of Directors that the Company effect the Tender Offer. In determining the size and number of shares to purchase in the Tender Offer, the Board of Directors with the assistance of the Special Committee, management and outside advisors considered a broad range of factors, including our financial condition, cash position, debt service requirements, future anticipated capital expenditures and other uses of Company funds, operations, competitive position, resources and business prospects, the market prices of our shares and our strategy and expectations for the future and our desire for future financial flexibility. The Board of Directors also considered risks and uncertainties, including the potential for favorable and unfavorable developments relating to our business.

The Special Committee recommended to our Board of Directors that the Company effect the Tender Offer as one means of increasing stockholder value and the Special Committee has since suspended further discussions regarding other alternatives available to the Company, which alternatives might include, among others, selling the Company, seeking joint venture partners, engaging in a recapitalization or pursuing another extraordinary transaction. After the Tender Offer is concluded, the Special Committee may resume such discussions. Such discussions could lead to a recommendation that the Company pursue additional means of enhancing stockholder value, or the Special Committee may determine that it is not in the best interest of our stockholders to pursue other alternatives. Stockholders should be aware, in deciding whether to tender any shares pursuant to the Tender Offer, that if a future transaction is effected as a result of a recommendation of the Special Committee, it might be on terms that provide greater proceeds per share than stockholders might realize in the Tender Offer. See Section 2.

The Board of Directors believes that the modified “Dutch Auction” tender offer set forth in this Offer to Purchase represents a mechanism to provide all of our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. The Tender Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, if we complete the Tender Offer, stockholders who do not participate in the Tender Offer will automatically increase their relative percentage ownership interest in us and our future operations. However, the Tender Offer will reduce our “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders, which may result in a decrease in the trading liquidity of our Common Stock.

The Tender Offer also provides our stockholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased pursuant to the Tender Offer will avoid any applicable odd lot discounts that might be payable on sales of their shares. See Sections 9 and 10.

What are the significant conditions to the Tender Offer?

Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including, but not limited to:

•	no legal action shall have been instituted, threatened or been pending that challenges the Tender Offer or seeks to impose limitations on our ability to acquire or hold or to exercise full rights of ownership of the shares;

•	no general suspension of trading in, or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred;

•	no changes in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect our business or the trading in the shares shall have occurred;

•	no commencement of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States shall have occurred after September 5, 2006 nor shall any material escalation of any war or armed hostilities which had commenced prior to September 5, 2006 have occurred;

•	no decrease of more than 10% in the market price for the shares or in the Dow Jones Industrial Average, Nasdaq Composite Index or the S&P 500 Composite Index shall have occurred;

•	no tender or exchange offer (other than this Tender Offer), merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, shall have commenced or have been proposed, announced or made by any person or have been publicly disclosed;

•	no person (including a group) shall have acquired, or publicly announced its proposal to acquire, beneficial ownership of more than 5% of the outstanding shares (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the “SEC”) on or before September 1, 2006); and

•	no change in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us and subsidiaries, taken as a whole, shall have occurred that has or is reasonably likely to have a materially adverse effect on us and our subsidiaries, taken as a whole.

The Tender Offer also is subject to other conditions described in greater detail in Section 7.

Following the Tender Offer, will the Company continue as a public company?

Yes. After completion of the Tender Offer in accordance with its terms and conditions, we will continue as a publicly-owned company subject to the periodic reporting requirements of the Exchange Act. See, however, the summary of the Special Committee’s consideration of strategic alternatives in Section 2.

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before 12:00 midnight, Eastern Time, on October 6, 2006, or any later time and date to which the Tender Offer may be extended, or earlier as described below as required for participants in the 401(k) Plan or as your broker or other nominee may require:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•	if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal;

•	if you are an institution participating in The Depository Trust Company, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•	if you are a holder of vested options to purchase shares under the Company’s equity incentive plans, you may exercise your vested options and tender any of the shares issued upon exercise; or

•	if you are a participant in the 401(k) Plan and you wish to tender any of your shares held in the plan, you must follow the separate instructions and procedures described in Section 3 of this Offer to Purchase and you must review the separate materials related to the 401(k) Plan enclosed with this Offer to Purchase.

If you want to tender your shares, but:

•	the certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Tender Offer;

•	you cannot comply with the procedure for book-entry transfer by the expiration of the Tender Offer; or

•	your other required documents cannot be delivered to the Depositary by the expiration of the Tender Offer;

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

You may contact the Dealer Manager for assistance. The contact information for the Dealer Manager appears on the back cover of this Offer to Purchase. In addition, you may call the Depositary for answers to questions regarding the procedure for tendering shares. Contact information for the Depositary is found on the back cover of this Offer to Purchase and in the Letter of Transmittal. See Section 3 and the Instructions to the Letter of Transmittal.

How do holders of vested stock options participate in the Tender Offer?

If you hold vested but unexercised options to purchase shares of Common Stock, you may exercise such options in accordance with the terms of the applicable stock option plan or plans and tender the shares received upon such exercise in accordance with the Tender Offer. An exercise of an option cannot be revoked for any reason even if shares received upon the exercise thereof and tendered in the Tender Offer are not purchased in the Tender Offer. See Section 3.

How do participants in our 401(k) Plan participate in the Tender Offer?

Participants in our 401(k) Plan may not use the Letter of Transmittal to direct the tender of their shares in the plan, but instead must follow the separate instructions related to those shares in the “Letter to World Airways Employee 401(k) Savings Plan Participants” sent to participants in the plan along with this Offer to Purchase. If you are a participant in the 401(k) Plan and wish to have the trustee tender some or all of your shares held in the 401(k) Plan, you must complete, execute and return the separate direction form included in the “Letter to World Airways Employee 401(k) Savings Plan Participants” at least three business days prior to the Expiration Time. See Section 3.

What happens if more than 2,222,222 shares are tendered at or below the purchase price?

If more than 2,222,222 shares are properly tendered at or below the purchase price and not properly withdrawn prior to the Expiration Time, we will purchase shares as follows:

•	first, all “odd lots” of less than 100 shares from holders who properly tender all of their shares at or below the purchase price determined in the Tender Offer and who do not properly withdraw them before the Expiration Time;

•	second, from all other stockholders who properly tender shares at or below the purchase price determined in the Tender Offer and who do not properly withdraw them before the Expiration Time, on a pro rata basis (except for stockholders who tendered shares conditionally for which the condition was not satisfied); and

•	third, only if necessary to permit us to purchase 2,222,222 shares, from holders who have tendered shares at or below the purchase price determined in the Tender Offer conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price. See Section 1.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own beneficially or of record fewer than 100 shares in the aggregate, you properly tender all of these shares at or below the purchase price and do not properly withdraw them before the Expiration Time, and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your shares without subjecting them to the proration procedure. See Section 1. Odd lot holders may specify only a single price for all of their shares or otherwise indicate their acceptance of the price determined by the Company in accordance with the terms of the Tender Offer.

Once I have tendered shares in the Tender Offer, can I withdraw my tender?

Yes. You may withdraw any shares you have tendered at any time before 12:00 midnight, Eastern Time, on October 6, 2006, unless we extend the Tender Offer, in which case you can withdraw your shares until the expiration of the Tender Offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 midnight, Eastern Time, on November 6, 2006. See Section 4.

How do I withdraw shares I previously tendered?

To properly withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the shares. If you have used more than one Letter of Transmittal or have otherwise tendered shares in more than one group of shares, you may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your shares.

Participants in our 401(k) Plan who wish to withdraw their shares must follow the instructions found in the “Letter to World Airways Employee 401(k) Savings Plan Participants” sent separately to each participant in the plan. See Section 4.

Has the Company or its Board of Directors adopted a position on the Tender Offer?

Our Board of Directors has approved the Tender Offer. However, neither we nor our management or our Board of Directors, nor the Dealer Manager, nor the Depositary are making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which your shares should be tendered. In so doing, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal. See Section 2.

Does the Company intend to repurchase any shares other than pursuant to the Tender Offer during or after the Tender Offer?

Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any shares, other than in the Tender Offer, until at least 10 business days after the Expiration Time. Accordingly, any additional purchases outside the Tender Offer may not be consummated until at least 10 business days after the Expiration Time. See Section 17.

Do the directors and executive officers of the Company intend to tender their shares in the Tender Offer?

Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Tender Offer and they will not purchase or sell any shares of our Common Stock in the market or in privately negotiated transactions during the Tender Offer. Accordingly, if we complete the Tender Offer, the proportional holdings of our directors and executive officers will increase. However, our directors and executive officers may after the Tender Offer, in compliance with our “blackout” periods (during which such persons may not engage in trading transactions in our Common Stock) and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Tender Offer. See Section 11.

If I decide not to tender, how will the Tender Offer affect my shares?

Stockholders who choose not to tender their shares will own a greater percentage interest in our outstanding Common Stock following consummation of the Tender Offer subject to our right to issue additional shares of Common Stock and other equity securities in the future. The Tender Offer will reduce the number of shares of our Common Stock that might otherwise be traded publicly and is likely to reduce the number of our stockholders. This may also decrease the trading liquidity of our Common Stock. See Section 2.

What is the recent market price of my shares?

On September 1, 2006, the last full trading day before the announcement of the Tender Offer, the reported closing price of the shares on the Pink Sheets was $8.61 per share. The reported closing price of shares on September 8, 2006, the last full trading day before the commencement of the Tender Offer, was $9.05. You are urged to obtain current market quotations for the shares before deciding whether and at what price or prices to tender your shares. See Section 8.

When will the Company pay for the shares I tender?

We will pay the purchase price, net to the seller in cash, less any applicable withholding tax and without interest, for the shares we purchase promptly after the expiration of the Tender Offer. We do not expect, however, to announce the results of proration and begin paying for tendered shares until up to 10 business days after the expiration of the Tender Offer. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares or hold your shares through our 401(k) Plan and your shares are tendered directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See Section 3.

What are the United States federal income tax consequences if I tender my shares?

Generally, if you are a U.S. Holder (as defined in Section 14), you will be subject to United States federal income taxation when you receive cash from the Company in exchange for the shares you tender in the Tender Offer. Depending on your particular circumstances, you will be treated as either (i) recognizing capital gain or loss from the disposition of your shares or (ii) receiving a dividend distribution from the Company. See Section 14. If you are a foreign stockholder (as defined in Section 14), you may be subject to withholding at a rate of 30% on payments received pursuant to the Tender Offer. You may also be subject to tax in other jurisdictions on the disposal of shares.

If you are a U.S. Holder, you should complete the Substitute Form W-9 included in your Letter of Transmittal. Any tendering stockholder or other payee that fails to complete, sign and return to the Depositary the Substitute Form W-9 included in the Letter of Transmittal (or such other Internal Revenue Service (“IRS”) form as may be applicable) may be subject to U.S. backup withholding. Such withholding would be equal to 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Tender Offer. Different rules on filings in respect of withholding of tax apply to foreign stockholders. See Section 3.

All stockholders should review the discussion in Sections 3 and 14 regarding tax issues and consult their tax advisor regarding the tax effects of a tender of shares.

Will I have to pay stock transfer tax if I tender my shares?

We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

What is the accounting treatment of the Tender Offer?

The accounting for the Company’s purchase of shares in the Tender Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase and a corresponding reduction in cash and short-term investment. If any funds are borrowed under our credit agreement to pay the purchase price for shares we purchase, the aggregate amount of such borrowing will be reflected as a current liability.

Whom can I talk to if I have questions?

Questions regarding the procedure for tendering shares should be addressed to the Depositary at (800) 509-5586 (toll free). Participants in our 401(k) Plan who have questions relating to the plan should contact the relevant parties set forth in the “Letter to World Airways Employee 401(k) Savings Plan Participants” sent separately to each participant of the plan. If you have any other questions regarding the Tender Offer, please contact the Dealer Manager for the Tender Offer, at (800) 552-7757 (toll free). Additional contact information for the Dealer Manager and the Depositary is set forth on the back cover of this Offer to Purchase.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated herein by reference include certain “forward-looking statements.” These forward-looking statements generally are identified by the words “believes,” “project,” “expects,” “anticipates,” “estimates,” “intends,” “strategy,” “plan,” “may,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements.

In addition, please refer to our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006 and our Annual Report on Form 10-K for the year ended December 31, 2005, in each case as filed with the SEC, for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact us and our business. See Section 10. Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

INTRODUCTION

To the Holders of our Common Stock:

We invite our stockholders to tender shares of our Common Stock, $.001 par value per share (the “Common Stock”), for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase up to 2,222,222 shares at a price not greater than $9.50 nor less than $9.00 per share, net to the seller in cash, less applicable withholding taxes and without interest. Unless the context otherwise requires, all references to “shares” shall refer to the Common Stock of the Company.

The Tender Offer will expire at 12:00 midnight, Eastern Time, on October 6, 2006, unless extended as described in Section 15.

After the Tender Offer expires, we will look at the prices chosen by stockholders for all of the shares properly tendered and not properly withdrawn. We will then select the lowest purchase price within the price range specified above that will allow us to buy 2,222,222 shares. If fewer shares are properly tendered, we will select the lowest price that will allow us to buy all the shares that are properly tendered and not properly withdrawn. All shares we acquire in the Tender Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price.

We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered, even if stockholders tendered at or below the purchase price, if more than the number of shares we seek are properly tendered. We will return shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of the “odd lot” priority, proration or conditional tender provisions to the tendering stockholders at our expense promptly following the Expiration Time. See Section 1.

Tendering stockholders whose shares are registered in their own names and who tender directly to Continental Stock Transfer & Trust Company, the Depositary for the Tender Offer, will not be obligated to pay brokerage fees or commissions or, except as described in Section 5, stock transfer taxes on the purchase of shares by us in the Tender Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

Participants in our 401(k) Plan may not use the Letter of Transmittal to direct the tender of their shares held in the plan, but instead must follow the separate instructions related to those shares. Participants in our 401(k) Plan may instruct the trustee of the plan as set forth in the “Letter to World Airways Employee 401(k) Savings Plan Participants” to tender some or all of the shares attributed to the participant’s account. If a participant’s instructions are not received three business days prior to the Expiration Date, the trustee will not tender shares attributable to the participant’s account. See Section 3.

In addition, holders of vested but unexercised options to purchase shares outstanding under the World Air Holdings, Inc. Amended and Restated 1995 Stock Incentive Plan and the Non-Employee Directors’ Stock Option Plan (collectively, the “Stock Incentive Plans”) may exercise those options and tender some or all of the shares issued upon such exercise.

The Tender Offer is not conditioned upon any minimum number of shares being tendered. Our obligation to accept, and pay for, shares validly tendered pursuant to the Tender Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 7.

Our Board of Directors has approved the Tender Offer. However, neither we nor our Management or Board of Directors, nor the Dealer Manager nor the Depositary makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which stockholders may choose to tender their shares. We have not authorized any person to make any recommendation. Stockholders should carefully evaluate all information in the Tender Offer and should consult their own investment and tax advisors. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal.

Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Tender Offer and they will not purchase or sell any shares of our Common Stock in the market or in privately negotiated transactions during the Tender Offer. Accordingly, if we complete the Tender Offer, the proportional holdings of our directors and executive officers will increase. However, our directors and executive officers may after the Tender Offer, in compliance with our “blackout” periods (during which such persons may not engage in trading transactions in our Common Stock) and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Tender Offer. See Section 11.

Any tendering stockholder or other payee that fails to complete, sign and return to the Depositary the Substitute Form W-9 included in the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to U.S. backup withholding at a rate equal to 28% of the gross proceeds paid to the holder or other payee pursuant to the Tender Offer, unless such holder establishes that it is exempt from backup withholding. See Section 3. Also see Section 14 of this Offer to Purchase regarding certain U.S. federal income tax consequences of a sale of shares pursuant to the Tender Offer.

As of September 1, 2006, there were 24,285,839 shares of our Common Stock issued and outstanding. The 2,222,222 shares that we are offering to purchase hereunder represent approximately 9% of the total number of issued and outstanding shares of our Common Stock as of that date. The shares are traded on the Pink Sheets under the symbol “WLDA.PK”. On September 1, 2006, the last full trading day before the announcement of the Tender Offer, the reported closing price of the shares on the Pink Sheets was $8.61 per share. On September 8, 2006, the last full trading day before the commencement of the Tender Offer, the reported closing price of our Common Stock on the Pink Sheets was $9.05 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 8.

THE TENDER OFFER

1.	Number of Shares; Price; Priority of Purchase

General.  Upon the terms and subject to the conditions of the Tender Offer, we will purchase up to 2,222,222 shares of our Common Stock, or if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn in accordance with Section 4, at a price not greater than $9.50 nor less than $9.00 per share, net to the seller in cash, less any applicable withholding tax and without interest.

The term “Expiration Time” means 12:00 midnight, Eastern Time, on October 6, 2006, unless we, in our sole discretion, extend the period of time during which the Tender Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Tender Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Tender Offer.

If the Tender Offer is over-subscribed as described below, shares tendered at or below the purchase price and not properly withdrawn will be subject to proration, except for “odd lots.” The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

If we:

•	make any change to the price range at which we are offering to purchase shares in the Tender Offer;

•	increase the number of shares being sought in the Tender Offer and such increase in the number of shares being sought exceeds 2% of our outstanding shares; or

•	decrease the number of shares being sought in the Tender Offer; and

the Tender Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, Eastern Time, on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 15, then the Tender Offer will be extended until the expiration of such ten business day period. For the purposes of the Tender Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. to 12:00 midnight, Eastern Time.

The Tender Offer is not conditioned on any minimum number of shares being tendered. The Tender Offer is, however, subject to satisfaction of certain other conditions.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must specify the price or prices, not in excess of $9.50 nor less than $9.00 per share, at which they are willing to sell their shares to us in the Tender Offer. The lowest price that may be specified is $9.00. The prices that may be specified increase in increments of $0.10 up to $9.50, which is the highest price that may be specified. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, elect to tender their shares at the purchase price ultimately paid for shares properly tendered and not properly withdrawn in the Tender Offer, which could result in the tendering stockholder receiving the minimum price of $9.00 per share. Note that choosing not to specify a price and electing to tender shares at the purchase price selected by us could have the effect of decreasing the price at which we purchase tendered shares because shares tendered with such an election will be available for purchase at the minimum price of $9.00 per share. See Section 8 for recent market prices for the shares. The lower end of the price range for the Tender Offer is above the closing market price for the shares on September 1, 2006, the last full trading day prior to the announcement of the Tender Offer, when the closing market price on the Pink Sheets was $8.61. On September 8, 2006, the last full trading day before the commencement of the Tender Offer, the reported closing price of our Common Stock on the Pink Sheets was $9.05 per share. Stockholders are urged to obtain current market quotations for our Common Stock.

Promptly following the Expiration Time, we will look at the prices chosen by stockholders for all of the shares properly tendered and not properly withdrawn and will determine the lowest purchase price within the price range specified above that will allow us to buy 2,222,222 shares. If fewer shares are properly tendered, we will select the lowest price that will allow us to buy all the shares that are properly tendered and not properly withdrawn. Once the purchase price has been determined, we will promptly disclose such price in a manner calculated to inform stockholders of this information, which will include a press release through PR Newswire or another comparable service.

All shares we acquire in the Tender Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price. We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered, even if stockholders tendered at or below the purchase price, if more than the number of shares we seek to purchase are properly tendered and not properly withdrawn. We will return shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of the “odd lot” priority, proration or conditional tender provisions to the tendering stockholders at our expense promptly after the Tender Offer expires. Stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. See Instruction 5 to the Letter of Transmittal. In accordance with the rules of the SEC, we may under certain circumstances, and we reserve the right to, in our sole discretion, purchase in the Tender Offer an additional amount of shares, not to exceed 2% of our outstanding Common Stock, without amending or extending the Tender Offer.

In calculating the number of shares to be accepted for payment pursuant to the procedures described in this document, we will add to the total number of shares tendered at the minimum price of $9.00, the shares tendered by stockholders who have indicated, in the appropriate box in the Letter of Transmittal, that they are willing to accept the price determined in the Tender Offer. Accordingly, shares tendered at the price determined in the Tender Offer will be treated the same as shares tendered at $9.00. However, as discussed above, shares properly tendered and accepted for purchase will all be purchased at the same price, even if the purchase price we select is higher than the price at which the shares were tendered.

Stockholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the Tender Offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

If the number of shares properly tendered at or below the purchase price determined in the Tender Offer and not properly withdrawn prior to the Expiration Time is less than or equal to 2,222,222 shares we will, subject to applicable law and upon the terms and subject to the conditions of the Tender Offer, purchase all shares so tendered at the purchase price we determine.

All shares tendered and not purchased, including shares tendered at prices above the purchase price we select and shares not purchased because of proration or the conditional tender procedures, will be returned to you at our expense promptly following the Expiration Time.

Priority of Purchases.  Upon the terms and subject to the conditions of the Tender Offer, if more than 2,222,222 shares have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn prior to the Expiration Time, we will, subject to applicable law, purchase properly tendered shares on the basis set forth below:

•	First, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

•	tenders all shares owned beneficially and of record by the Odd Lot Holder at a price at or below the purchase price determined in the Tender Offer (tenders of less than all of the shares owned by an

Odd Lot Holder will not qualify for this priority nor will tenders of shares at differing purchase prices); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•	Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at prices at or below the purchase price determined in the Tender Offer on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•	Third, if necessary to permit us to purchase 2,222,222 shares, shares conditionally tendered (for which the condition requiring us to purchase a specified number of shares was not initially satisfied) at or below the purchase price determined in the Tender Offer, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the Tender Offer may not be purchased even if they are tendered at prices at or below the purchase price. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased even though those shares were tendered at prices at or below the purchase price we determine.

As we noted above, we may elect to purchase more than 2,222,222 shares in the Tender Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of shares.

Odd Lots.  The term “odd lots” means all shares properly tendered prior to the Expiration Time at prices at or below the purchase price determined in the Tender Offer and not properly withdrawn by any person (an “Odd Lot Holder”) who owns beneficially or of record fewer than 100 shares in the aggregate and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

To qualify for this priority, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered shares. This priority is not available to partial tenders or to beneficial or record holders of 100 or more shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Tender Offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary would also avoid any applicable odd lot discounts in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all of its shares pursuant to the Tender Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration.  If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6, proration for each stockholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than Odd Lot Holders, at or below the purchase price determined in the Tender Offer. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the odd lot priority described above and the conditional tender procedure described in Section 6, we expect that we will not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Tender Offer until up to ten business days after the Expiration Time. The preliminary results of any proration will be announced by press release through PR Newswire or another comparable service, promptly after the Expiration Time.

As described in Section 14, the number of shares that we will purchase from a stockholder in the Tender Offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of shares held by such stockholder.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer

Purpose of the Tender Offer.  We intend to purchase up to 2,222,222 shares in the Tender Offer, representing approximately 9% of our outstanding shares as of September 1, 2006. On April 3, 2006, we announced that our Board of Directors had authorized the repurchase of up to 2,000,000 shares of our Common Stock but that no repurchases would be made until we were current in our periodic reporting obligations under the Exchange Act. We have not made any repurchases of our Common Stock under the authorized stock repurchase program, and, if the Tender Offer is completed, we do not expect to repurchase additional shares under such repurchase program. The Special Committee has determined that the Tender Offer is an effective mechanism for implementing the earlier share repurchase program which our Board of Directors authorized.

After its formation, the Special Committee has engaged in preliminary discussions regarding various alternative means of enhancing stockholder value, with the assistance of outside advisors. Except for recommending that the Company effect the Tender Offer, the Special Committee has not determined which, if any, of such alternatives the Special Committee might recommend the Company pursue. Alternatives to be considered may include, among others, seeking to sell the Company to a third party, which might be either a strategic or financial buyer and might or might not involve the participation of our management, seeking joint venture partners, engaging in a recapitalization or pursuing some other extraordinary transactions. On the other hand, the Special Committee could recommend that the Company continue to pursue our own long-term strategy.

In determining the size and number of shares to purchase in the Tender Offer, the Board of Directors with the assistance of the Special Committee, management and outside advisors considered a broad range of factors, including our financial condition, cash position, debt service requirements, future anticipated capital expenditures and other uses of Company funds, operations, competitive position, resources and business prospects, the market prices of our shares and our strategy and expectations for the future and our desire for future financial flexibility. The Board of Directors also considered risks and uncertainties, including the potential for favorable and unfavorable developments relating to our business.

The Board of Directors believes that the modified “Dutch Auction” tender offer represents a mechanism to provide all of our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. The Tender Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, if we complete the Tender Offer, stockholders who do not participate in the Tender Offer will automatically increase their relative percentage ownership interest in us and our future operations. However, the Tender Offer will reduce our “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders, which may result in a decrease in the trading liquidity of our Common Stock.

The Tender Offer also provides our stockholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, Odd Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased pursuant to the Tender Offer will avoid any applicable odd lot discounts that might be payable on sales of their shares.

Our Board of Directors has approved the Tender Offer.  However, neither we nor our management or Board of Directors, nor the Dealer Manager, nor the Depositary makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which stockholders may choose to tender their shares. We have not authorized any person to make any recommendation. Stockholders should carefully evaluate all information in the Tender Offer and should consult their own investment and tax advisors. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal.

Certain Effects of the Tender Offer.  Stockholders who do not tender their shares pursuant to the Tender Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, if we complete the Tender Offer, those stockholders will realize a proportionate increase in their relative equity interest in the Company and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. Stockholders may be able to sell non-tendered shares in the future at a net price significantly higher or lower than the purchase price in the Tender Offer. We can give no assurance as to the price at which a stockholder may be able to sell shares in the future.

The shares that we acquire in the Tender Offer will be restored to the status of authorized but unissued shares and will be available for us to issue in the future without further stockholder action (except as required by applicable law or the rules of any stock exchange on which the Common Stock may then be listed) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

The Tender Offer will reduce the number of shares of our Common Stock that might otherwise be traded publicly and is likely to reduce the number of our stockholders. This may also decrease the trading liquidity of our Common Stock.

Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Tender Offer and they will not purchase or sell any shares of our Common Stock in the market or in privately negotiated transactions during the Tender Offer. Accordingly, if we complete the Tender Offer, the proportional holdings of our directors and executive officers will increase. However, our directors and executive officers may after the Tender Offer, in compliance with our “blackout” periods (during which such persons may not engage in trading transactions in our Common Stock) and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Tender Offer. See Section 11.

Although the Special Committee recommended to our Board of Directors that the Company effect the Tender Offer as one means of increasing stockholder value, it has suspended further discussions regarding other alternatives available to the Company, which alternatives might include, among others, seeking to sell the Company to a third party, which might be either a strategic or financial buyer and might or might not involve the participation of our management, seeking joint venture partners, engaging in a recapitalization or pursuing some other extraordinary transactions. While we do not currently have any plans, other than as described in this Offer to Purchase, that relate to or would result in any of the events discussed below, as we continue to evaluate opportunities for increasing stockholder value, we may undertake or plan actions that relate to or could result in one or more of these events. After the Tender Offer is concluded, the Special Committee may resume such discussions. Such discussions could lead to a recommendation that the Company pursue additional means of enhancing stockholder value, or the Special Committee may determine that it is not in the best interest of our stockholders to pursue other alternatives and that the Company and its stockholders would be best served if the Company continued to pursue our own long-term strategy.

There is no timeline for the completion of the Special Committee’s consideration of these issues. Moreover, there is no assurance that any recommendation of the Special Committee will be adopted by our Board of Directors. In addition to the Special Committee discussions summarized above, as part of our long-term corporate goal of increasing stockholder value, our Board of Directors and management have regularly considered alternatives to enhance stockholder value, including open market repurchases of our shares, strategic acquisitions and other business combinations, strategic alliances and similar strategies, and we intend to continue to consider available alternatives to enhance stockholder value. Stockholders should be aware, in deciding whether to tender any shares pursuant to the Tender Offer, that if a future transaction is effected as a result of a recommendation of the Special Committee or otherwise, it might be on terms that provide greater proceeds per share than stockholders might realize in the Tender Offer.

Except for the foregoing and as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference herein, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries which is material to us and our subsidiaries, taken as a whole;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present Board of Directors or management or any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment contract of any executive officer;

•	any change in our present policy of not paying dividends, our indebtedness or capitalization, our corporate structure or our business;

•	our Common Stock ceasing to be registered under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter or bylaws that could impede the acquisition of control of us.

3.	Procedures for Tendering Shares

Proper Tender of Shares.  For shares to be tendered properly pursuant to the Tender Offer:

(1) the certificates for the shares, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer set forth below, together with (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, (b) an Agent’s Message (as defined below) in the case of a book-entry transfer or (c) the specific acknowledgement in the case of a tender through the Automated Tender Offer Program (as described below) of the Book-Entry Transfer Facility (as defined below), and any other documents required by the Letter of Transmittal, must be received before 12:00 Midnight, Eastern time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

(2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender shares pursuant to the Tender Offer must either (1) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined in the Tender Offer” or (2) check one of the boxes in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Stockholder” indicating the price at which shares are being tendered. A tender of shares will be proper if, and only if, one of these boxes is checked on the Letter of Transmittal.

If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section on the Letter of Transmittal captioned “Shares Tendered at Price Determined in the Tender Offer.” Note that this election could result in the tendered shares being purchased at the minimum price of $9.00 per share.

If tendering stockholders wish to indicate a specific price (in multiples of $0.10) at which their shares are being tendered, they must check a box under the section captioned “Shares Tendered at Price Determined by Stockholder.” Tendering stockholders should be aware that this election could mean that none of their shares will be purchased if they check a box other than the box representing the lowest price. A stockholder who wishes to tender shares at more than one price must complete separate Letters of Transmittal for each price at which shares are being tendered. The same shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Tender Offer) at more than one price.

Odd Lot Holders who tender all of their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and specify a single price to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

Stockholders who hold shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary.

Signature Guarantees and Method of Delivery.  No signature guarantee is required if:

(1) the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, will include any participant in The Depository Trust Company (the “Book-Entry Transfer Facility”) whose name appears on a security position listing as the owner of the shares) tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

(2) shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constitutes an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal.

If a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

In all cases, payment for shares tendered and accepted for payment pursuant to the Tender Offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), an Agent’s Message in the case of a book-entry transfer or the specific acknowledgment in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering stockholder. If delivery is by mail, we recommend that stockholders use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries made in connection with the Tender Offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Dealer Manager or the Book-Entry Transfer Facility. Any documents delivered to us, the Dealer Manager or the Book-Entry Transfer Facility will not be forwarded to the Depositary and, therefore, will not be deemed to be properly tendered.

Book-Entry Delivery.  The Depositary will establish an account with respect to the shares for purposes of the Tender Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the shares by causing the Book-Entry Transfer Facility to transfer shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, either (1) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), with any required signature guarantees, an Agent’s Message in the case of a book-entry transfer or the specific acknowledgement in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or (2) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

Participants in the Book-Entry Transfer Facility may tender their shares in accordance with the Automated Tender Offer Program to the extent it is available to them for the shares they wish to tender. A stockholder tendering through the Automated Tender Offer Program must expressly acknowledge that the stockholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against them.

Guaranteed Delivery.  If a stockholder desires to tender shares pursuant to the Tender Offer and the stockholder’s share certificates are not immediately available or cannot be delivered to the Depositary before the Expiration Date (or the procedure for book-entry transfer cannot be completed on a timely basis), or if time will not permit all required documents to reach the Depositary before the Expiration Date, the shares still may be tendered, if all of the following conditions are satisfied:

(1) the tender is made by or through an Eligible Institution;

(2) the Depositary receives by hand, mail, overnight courier or facsimile transmission, on or before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form we have provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

(3) the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, an Agent’s Message in the case of a book-entry transfer or the specific acknowledgement in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Lost or Destroyed Certificates.  Stockholders whose certificates for part or all of their shares have been lost, stolen, destroyed or mutilated should communicate with the Depositary regarding the requirements for replacement. Stockholders may be required to post a bond to secure against the risk that the certificates may be subsequently recirculated. Stockholders are urged to contact the Depositary immediately in order to receive further instructions, for a determination as to whether you will need to post a bond and to permit timely processing of this documentation. See Instruction 15 of the Letter of Transmittal.

Certificates for shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us. Any documents delivered to us will not be forwarded to the Depositary and will not be deemed to be properly tendered.

401(k) Plan.  Participants in our 401(k) Plan who wish to have the trustee tender eligible shares attributable to their plan account must complete, execute and return to the plan trustee the tender direction form included in the “Letter to World Airways Employee 401(k) Savings Plan Participants” sent to each participant of the plan. Participants in our 401(k) Plan may not use the Letter of Transmittal to direct the tender of their shares held in the plan, but instead must follow the separate direction form sent to them.

Although the Tender Offer will remain open to all stockholders until the Expiration Time, if the trustee does not receive a participant’s instructions three business days prior to the Expiration Time, the trustee will not tender shares attributable to the participant’s account. Participants are urged to read the “Letter to World Airways Employee 401(k) Savings Plan Participants” and the separate direction form carefully.

Stock Options.  Holders of vested but unexercised options to purchase shares may exercise such options in accordance with the terms of the Stock Incentive Plans and tender the shares received upon such exercise in accordance with the Tender Offer. Holders of vested but unexercised options to purchase shares should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants, the years left to exercise their options, the range of tender prices and the provisions for pro rata purchases by the Company described in Section 1. We strongly encourage those holders to discuss the Tender Offer with their tax advisor, broker and/or financial advisor.

Return of Unpurchased Shares.  The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Tender Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Tendering Stockholders’ Representation and Warranty; Our Acceptance Constitutes an Agreement.  It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (i) a number of shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Tender Offer or (ii) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the number of shares tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange, or exercise of such Equivalent Securities to the extent required by the terms of the Tender Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Tender Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth in this Offer to Purchase will constitute the tendering stockholder’s acceptance of the terms and conditions of the Tender Offer, as well as the tendering stockholder’s representation and warranty to us that (i) such stockholder has a “net long position” in a number of shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (ii) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Tender Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Tender Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  All questions about the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right prior to the expiration of the Tender Offer to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any conditions of the Tender Offer with respect to all stockholders or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder. If we waive any defect or irregularity in any tender with respect to any stockholder, we will also waive such defect or irregularity with respect to all stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating to it have been cured or waived. Neither we nor the Dealer Manager, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the

Tender Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties.

United States Federal Income Tax Withholding.  Under the U.S. backup withholding rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the Tender Offer must be withheld and remitted to the U.S. Treasury, unless the stockholder or other payee (i) provides its taxpayer identification number (i.e., its employer identification number or social security number) to the Depositary and certifies that such number is correct and that such stockholder is not subject to backup withholding, or (ii) establishes that an exemption from withholding otherwise applies under applicable regulations. Therefore, unless an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering stockholder that is a U.S. Holder (as defined in Section 14) should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit a statement (generally, an IRS Form W-8BEN), signed under penalties of perjury, attesting to that stockholder’s exempt status. Such statements can be obtained from the Depositary. See Instruction 2 of the Letter of Transmittal.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE THAT FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR SUCH OTHER IRS FORM AS MAY BE APPLICABLE) MAY BE SUBJECT TO REQUIRED UNITED STATES BACKUP WITHHOLDING AT A RATE EQUAL TO 28% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER.

In addition, gross proceeds payable pursuant to the Tender Offer to a foreign stockholder or its agent will be subject to withholding of U.S. federal income tax at a rate of 30%, unless the Company determines that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the U.S. and, in either case, the foreign stockholder provides the appropriate certification, as described below. For this purpose, a foreign stockholder is any stockholder that is not for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if either: (1) a federal or state court in the United States is able to exercise primary supervision over the administration of the trust, and one or more persons in the United States have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect to be treated as a U.S. person under applicable treasury regulations.

A foreign stockholder may be eligible to file for a refund of such tax or a portion of such tax withheld if such stockholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 or if such stockholder is entitled to a reduced rate of withholding pursuant to a tax treaty and we withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the Depositary before payment a properly completed and executed IRS Form W-8BEN claiming such an exemption or reduction. Such forms can be obtained from the Depositary. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Tender Offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI claiming such exemption. Such forms can be obtained from the Depositary. See Instruction 2 of the Letter of Transmittal. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Foreign stockholders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

For a discussion of material U.S. federal income tax consequences to tendering stockholders, see Section 14.

4.	Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered in the Tender Offer according to the procedures described below at any time prior to the Expiration Time for all shares. You may also withdraw your previously tendered shares at any time after 12:00 midnight, Eastern Time, on November 6, 2006, unless such shares have been accepted for payment as provided in the Tender Offer.

For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase; and

•	specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a stockholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the stockholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tenders of shares may not be rescinded and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder. However, if we waive any defect or irregularity in any withdrawal with respect to any stockholder, we will also waive such defect or irregularity with respect to all stockholders. Neither we nor the Dealer Manager, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Participants in our 401(k) Plan who wish to have the trustee withdraw previously tendered shares attributable to their plan account must follow the procedures set forth in the “Letter to World Airways Employee 401(k) Savings Plan Participants” sent separately to each plan participant.

If we extend the Tender Offer, are delayed in our purchase of shares or are unable to purchase shares in the Tender Offer as a result of the occurrence of a condition disclosed in Section 7, then, without prejudice to our rights in the Tender Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5.	Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Tender Offer, promptly following the Expiration Time, we will (i) determine a single per share purchase price that we will pay for the shares properly tendered and not properly withdrawn before the Expiration Time, taking into account the number of shares tendered and the prices specified by tendering stockholders, and (ii) accept for payment and pay the purchase price for (and thereby purchase) up to 2,222,222 shares properly tendered at prices at or below the purchase price and not properly withdrawn before the Expiration Time.

For purposes of the Tender Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of this Tender Offer, shares that are properly tendered at or below the purchase price selected by us and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Tender Offer.

Upon the terms and subject to the conditions of the Tender Offer, we will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the Tender Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Tender Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for shares or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the Book-Entry Transfer Facility;

•	a properly completed and duly executed Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message); and

•	any other required documents.

We will pay for shares purchased pursuant to the Tender Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. However, we expect that we will not be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Tender Offer until up to ten business days after the Expiration Time. Unless a stockholder specifies otherwise in the Letter of Transmittal, certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration or conditional tender, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Tender Offer.

Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Tender Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Tender Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Tender Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Any tendering stockholder or other payee that fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included in the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to required U.S. backup withholding at a rate equal to 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Tender Offer. See Sections 3 and 14. Also see Sections 3 and 14 regarding U.S. federal income tax consequences for foreign stockholders.

6.	Conditional Tender of Shares

Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Tender Offer, shares tendered at or below the purchase price prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Tender Offer expires, if more than 2,222,222 shares are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned at our expense, promptly after the Expiration Time.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 2,222,222 then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 2,222,222 shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and we will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

All shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal or Notice of Guaranteed Delivery, regarded as withdrawn as a result of proration and not eventually purchased will be returned promptly after the Expiration Time without any expense to the stockholder.

7.	Conditions of the Tender Offer

Notwithstanding any other provision of the Tender Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Tender Offer or may postpone the acceptance for payment of, or purchase of and the payment for shares tendered, subject to Rule 13e-4(f)(5) under the Exchange Act (which requires that the issuer making the tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if at any time prior to the Expiration Time any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any such event or events that are proximately caused by our action or failure to act), make it unadvisable to proceed with the Tender Offer or with acceptance of payment:

•	there has occurred any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the shares, including, but not limited to, the following:

•	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

•	the commencement of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States or any of its territories after September 5, 2006, including, but not limited to, an act of terrorism, or any material escalation of any war or armed hostilities which had commenced prior to September 5, 2006;

•	a decrease in excess of 10% in the market price for the shares or in the Dow Jones Industrial Average, Nasdaq Composite Index or the S&P 500 Composite Index; or

•	legislation amending the Code (as defined in Section 14) having been passed by either the U.S. House of Representatives or the U.S. Senate or being pending before the U.S. House of Representatives or the U.S. Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Tender Offer in any manner that would adversely affect us or any of our affiliates;

•	there has been instituted, threatened, or been pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

•	challenges or seeks to challenge, restrain, prohibit or delay the making of the Tender Offer, the acquisition by us of the shares in the Tender Offer, or any other matter relating to the Tender Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Tender Offer;

•	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Tender Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares; or

•	seeks to impose limitations on our ability to acquire the shares or otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us and our subsidiaries, taken as a whole, or the value of the shares;

•	any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Tender Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	makes the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restricts or prohibits consummation of the Tender Offer.

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Tender Offer or the purchase of shares thereunder;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Tender Offer; or

•	otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us and our subsidiaries, taken as a whole;

•	a tender or exchange offer for any or all of our outstanding shares (other than this Tender Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed;

•	we learn that any entity, “group” (as that term is used in Section 13(d) (3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before September 1, 2006);

•	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC before the commencement of the Tender Offer, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Tender Offer made hereby), beneficial ownership of an additional 2% or more of our outstanding shares;

•	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares of Common Stock, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities.

•	any change (or condition, event or development involving a prospective change) in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us and our subsidiaries, taken as a whole, that, in our reasonable judgment, does or is reasonably likely to have a materially adverse effect on us and our subsidiaries, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the shares; or

•	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Tender Offer has not been obtained on terms satisfactory to us in our reasonable discretion.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than conditions that are proximately caused by our action or failure to act), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Our right to terminate or amend the Tender Offer or to postpone the acceptance for payment of, or the purchase of and the payment for shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time prior to the Expiration Time shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been “cured” or ceasing to exist. Any determination by us concerning the events described above will be final and binding on all parties.

8.	Price Range of the Shares

The shares are currently traded on the Pink Sheets under the symbol “WLDA.PK”. The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by Nasdaq prior to May 22, 2006 and on the Pink Sheets on and after May 22, 2006, based on published financial sources.

	High	Low

2004
Third Quarter	$7.37	$2.56
Fourth Quarter	$7.15	$5.01
2005
First Quarter	$8.45	$5.63
Second Quarter	$11.90	$5.85
Third Quarter	$13.89	$9.11
Fourth Quarter	$11.92	$9.21
2006
First Quarter	$10.25	$8.15
Second Quarter	$10.35	$7.79
Third Quarter (through September 8, 2006)	$9.20	$7.05

On September 1, 2006, the last full trading day before the announcement of the Tender Offer, the reported closing price of the shares on the Pink Sheets was $8.61 per share. On September 8, 2006, the last full trading day before the commencement of the Tender Offer, the reported closing price of our Common Stock on the Pink Sheets was $9.05 per share. We urge stockholders to obtain a current market price for the shares before deciding whether and at what price or prices to tender their shares.

9.	Source and Amount of Funds

Assuming that the maximum of 2,222,222 shares are tendered in the Tender Offer at the maximum purchase price of $9.50 per share, the aggregate purchase price will be $21,111,109. We anticipate that we will pay for the shares tendered in the Tender Offer, as well as paying related fees and expenses, from our cash and short-term investments. However, if additional funds are needed to pay for the shares tendered in the Tender Offer and the related fees and expenses, we will borrow funds under the Credit Agreement dated as of March 30, 2006 (the “Credit Agreement”), among our wholly-owned subsidiaries World Airways, Inc., a Delaware corporation (“World Airways”), and North American Airlines, Inc., a Delaware corporation (“North American”), as borrowers, World Airways’ subsidiary World Airways Parts Company, LLC, a Delaware limited liability company (“World Parts”), and the Company, as guarantors, and Wachovia Bank, National Association, as agent and lender. The maturity date of the Credit Agreement is March 30, 2008. The Credit Agreement is secured by a pledge of substantially all of the assets of the Company, World Airways, North American and World Parts and a pledge of 65% of the stock of World Risk Solutions, Ltd., a Bermuda corporation and a wholly-owned subsidiary of the Company (“World Risk Solutions”). Outstanding amounts under the Credit Agreement generally bear interest at a rate set by the lender based upon LIBOR plus a specified margin or the prime or base rate plus a specified margin, depending on the type of borrowing being made. The Credit Agreement provides for a revolving loan facility that we repay on a daily basis from, and to the extent of, collected accounts receivable. The Credit Agreement is described in more detail in our Current Report on Form 8-K dated March 30, 2006 and filed with the SEC on April 4, 2006, which description is incorporated herein by reference. A copy of the Credit Agreement and related agreements were filed as exhibits to such Form 8-K.

10.	Information About World Air Holdings, Inc.

World Air Holdings was formed to enable World Airways to reorganize into a holding company structure under the laws of the State of Delaware. The reorganization was effective January 10, 2005 and currently

World Airways, North American and World Risk Solutions are wholly-owned subsidiaries of World Air Holdings.

World Airways was organized in March 1948 and is a U.S. certificated air carrier. Air transportation operations account for 100% of World Airways’ operating revenues. World Airways provides long-range passenger and cargo charter and wet-lease air transportation serving the U.S. Government, international passenger and cargo air carriers, tour operators, international freight forwarders and cruise ship companies.

North American, a privately-held airline based in Jamaica, New York, was acquired by World Air Holdings on April 27, 2005. North American was organized in April 1989 and is a U.S. certificated air carrier. Air transportation operations account for 100% of North American’s operating revenues. North American provides passenger charter and wet-lease air transportation serving the U.S. government, tour operators and other airlines. In addition, North American operates international scheduled passenger services in selected markets.

World Risk Solutions was formed in November 2004 to improve risk management operations and to reduce insurance costs. World Risk Solutions provides certain insurance cost savings and enhanced risk management programs to the Company. All significant risks of loss are reinsured by large third party insurance companies.

Where You Can Find More Information.  We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning directors and executive officers, their remuneration, options and other stock awards granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Tender Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

Incorporation by Reference.  The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Tender Offer incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC. These documents contain important information about us.

SEC Filings	Period or September 8 Filed

Annual Report on Form 10-K	Year ended December 31, 2005 filed on July 7, 2006
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2006 filed on August 2, 2006 and Quarter ended June 30, 2006 filed on September 5, 2006.
Current Reports on Form 8-K	Filed on January 19, 2006, February 2, 2006, April 4, 2006, April 6, 2006, April 7, April 19, May 16, May 19, May 23, June 13, July 6, August 3, August 22, and September 5, 2006 (amendment filed September 6, 2006).

You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request free copies of these filings by writing or telephoning us as follows: World Air Holdings, Inc., HLH Building, 101 World Drive, Peachtree

City, Georgia 30269, Attention: Steve Forsyth, (770) 632-8322 Email: sforsyth@wlda.com. You may also review and/or download free copies of these filings at our website at www.worldairholdings.com. We are not incorporating the contents of our website into this Offer to Purchase and information contained on our website is not part of this Tender Offer.

11.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

As of September 1, 2006, there were 24,285,839 shares of our Common Stock issued and outstanding. The 2,222,222 shares we are offering to purchase in the Tender Offer represent approximately 9% of the total number of issued and outstanding shares as of that date.

As of September 1, 2006, our directors and executive officers as a group (15 persons) beneficially owned an aggregate of approximately 1,458,771 shares, representing approximately 6% of the total number of outstanding shares. Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Tender Offer. Accordingly, assuming we purchase 2,222,222 shares in the Tender Offer, the Tender Offer will increase the proportional holdings of our directors and executive officers to approximately 6.6%. However, our directors and executive officers may after the Tender Offer, in compliance with our “blackout” periods (during which such persons may not engage in trading transactions in our Common Stock”) and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Tender Offer.

The aggregate number and percentage of shares of our Common Stock that were beneficially owned by our current directors and executive officers, as of September 1, 2006, were as set forth in the table below. Assuming we purchase an aggregate of 2,222,222 shares in the Tender Offer, and no director or executive officer tenders any shares in the Tender Offer, the beneficial ownership percentage of each director and executive officer after the Tender Offer will be approximately as set forth in the table below.

Unless otherwise indicated, the address of each person listed is c/o World Air Holdings, Inc., HLH Building, 101 World Drive, Peachtree City, Georgia 30269.

					Percentage Owned
		Shares		Percent	after Tender Offer
		Beneficially		of Class	(with Above Stated
Name of Beneficial Owner	Capacity	Owned(1)		Owned(1)	Assumptions)

Gen. Ronald R. Fogleman	Chairman of the Board of Directors	77,653	(2)	*	*
Randy J. Martinez	Chief Executive Officer and Director	285,752	(3)	1.2	1.3
Daniel J. Altobello	Director	116,880	(4)	*	*
A. Scott Andrews	Director	61,175	(5)	*	*
Joel H. Cowan	Director	87,170	(6)	*	*
Madeline E. Hamill	Director	7,532	(7)	*	*
Jeffrey L. MacKinney	President and Director	174,500	(8)	*	*
Russell L. Ray, Jr.	Director	182,963	(9)	*	*
Peter M. Sontag	Director	57,135	(10)	*	*
Charles P. MacDonald	Chief Operating Officer, World Airways, Inc.	52,500	(11)	*	*
Jeffrey W. Wehrenberg	Chief Operating Officer, North American Airlines, Inc.	10,000	(12)		*
Michael W. Towe	Chief Financial Officer	8,000	(13)
Mark M. McMillin	General Counsel and Corporate Secretary	18,500	(14)	*	*
Charles H. J. Addison	Chief Information Officer	61,011	(15)	*	*
Robert R. Binns	Chief Marketing Officer	58,000	(16)	*	*
Directors and Executive Officers as a Group (15 persons)		1,458,771	(17)	6.0%	6.6%

*	Individual is or will be the beneficial owner of less than one percent (1%) of the outstanding Common Stock.

(1)	In setting forth this information, the Company relied on its stock transfer records and other information provided by the persons listed in the table. Beneficial ownership is reported in accordance with SEC regulations and therefore includes shares of Common Stock that may be acquired within 60 days after September 1, 2006, upon the exercise of outstanding stock options. Shares of Common Stock issuable upon the exercise of such options are deemed outstanding for purposes of computing the percentage of Common Stock owned by the beneficial owner listed in the table, but are not deemed outstanding for purposes of computing the percentage of outstanding Common Stock owned by any other stockholder. Except as otherwise stated below, all shares are owned directly and of record, and each named person has sole voting and investment power with regard to the shares shown as owned by such person. For each stockholder, “Percent of Class Owned” is based on the 24,285,839 shares of Common Stock issued and outstanding on September 1, 2006 plus any shares that may be acquired by the stockholder as a result of the exercise of existing options within sixty (60) days after September 1, 2006.

(2)	Consists of (i) 25,000 shares of Common Stock issuable to General Fogleman upon the exercise of options granted, (ii) 10,000 shares of Common Stock that he owns directly, (iii) 37,553 share of Common Stock that he owns indirectly, and (iv) 5,100 shares of restricted Common Stock.

(3)	Consists of (i) 220,000 shares of Common Stock issuable to Mr. Martinez upon the exercise of options granted, (ii) 36,252 shares of Common Stock that he owns directly, and (iii) 29,500 shares of restricted Common Stock.

(4)	Consists of (i) 25,000 shares of Common Stock issuable to Mr. Altobello upon the exercise of options granted, (ii) 88,780 shares of Common Stock that he owns directly, and (iii) 3,100 shares of restricted Common Stock.

(5)	Consists of (i) 10,000 shares of Common Stock issuable to Mr. Andrews upon the exercise of options granted, (ii) 48,075 shares of Common Stock that he owns directly, and (iii) 3,100 shares of restricted Common Stock.

(6)	Consists of (i) 30,000 shares of Common Stock issuable to Mr. Cowan upon the exercise of options granted, (ii) 54,070 shares of Common Stock that he owns indirectly, and (iii) 3,100 shares of restricted Common Stock.

(7)	Consists of 4,432 shares of Common Stock issuable to Ms. Hamill upon the exercise of options granted and 3,100 shares of restricted Common Stock.

(8)	Consists of 160,000 shares of Common Stock issuable to Mr. MacKinney upon the exercise of options granted and 14,500 shares of restricted Common Stock.

(9)	Consists of (i) 120,000 shares of Common Stock issuable to Mr. Ray upon the exercise of options granted, (ii) 53,970 shares of Common Stock that he owns directly, (iii) 5,893 shares of Common Stock owned in a rollover IRA account, and (iv) 3,100 shares of restricted Common Stock.

(10)	Consists of (i) 20,000 shares of Common Stock issuable to Mr. Sontag upon the exercise of options granted, (ii) 34,035 shares of Common Stock that he owns directly, and (iii) 3,100 shares of restricted Common Stock.

(11)	Consists of 45,000 shares of Common Stock issuable to Mr. McDonald upon the exercise of options granted and 7,500 shares of restricted Common Stock.

(12)	Consists of 10,000 shares of restricted Common Stock.

(13)	Consists of 8,000 shares of restricted Common Stock.

(14)	Consists of 12,500 shares of Common Stock issuable to Mr. McMillin upon the exercise of options granted and 6,000 shares of restricted Common Stock.

(15)	Consists of (i) 55,800 shares of Common Stock issuable to Mr. Addison upon the exercise of options granted, (ii) 211 shares of Common Stock that he owns indirectly, and (iii) 5,000 shares of restricted Common Stock.

(16)	Consists of 50,000 shares of Common Stock issuable to Mr. Binns upon the exercise of options granted and 8,000 shares of restricted Common Stock.

(17)	Consists of (i) 980,807 shares of Common Stock issuable upon the exercise of options granted, (ii) 365,764 shares of Common Stock which the persons in the group own directly or indirectly, and (iii) 117,400 shares of restricted Common Stock.

401(k) Plan. We have a savings plan for the corporate and administrative employees of World Air Holdings and World Airways that qualifies under Section 401(k) of the Code. Participating employees of the Company and its affiliates may contribute up to 25% of their eligible compensation, but not more than the applicable statutory limits. We contribute a matching contribution each pay period equal to 50% of a participant’s regular contributions up to a 10% contribution rate. The maximum employer match is 5% of the participant’s eligible compensation for the plan year, subject to regulatory limitations, with a supplemental, true-up matching contribution made after the end of the plan year on behalf of participants who are employed throughout the plan year or who ceased to be employed due to death, disability or retirement. Matching contributions are invested in the manner directed by each participant, proportionate to each participant’s voluntary contributions, in the investment options provided under the plan. Investment options include a number of diversified investment choices. The plan no longer offers our Common Stock as an investment choice, although participants who previously elected to invest a portion of their accounts in Common Stock are permitted to maintain that investment or to redirect those holdings into one or more of the diversified investment choices.

Except as otherwise described in this Section 11, and except for the outstanding stock options and restricted stock granted to our directors, executive officers and other employees pursuant to our various Stock Incentive Plans, which are described in Note 6 to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2005 and in our Current Reports on Form 8-K dated August 22, 2006 and September 5, 2006 (amended September 6, 2006), which descriptions are incorporated herein by reference, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, (i) is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the Tender Offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations or (ii) has effected any transactions in our shares within the 60 days preceding the Tender Offer.

12.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares in the Tender Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of stockholders and may further decrease the trading liquidity of our Common Stock. However, we believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Tender Offer to ensure a continued trading market for the shares.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. After completion of the Tender Offer, we will continue as a publicly-owned company subject to the periodic reporting requirements of the Exchange Act. See, however, the summary of the Special Committee’s consideration of strategic alternatives in Section 2.

13.	Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Tender Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of shares by us as contemplated by the Tender Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action where practicable within the time period contemplated by the Tender Offer. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered in the Tender Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business or financial condition.

14.	United States Federal Income Tax Consequences

The following describes material U.S. federal income tax consequences relevant to the Tender Offer for U.S. Holders (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”) existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions.

This discussion deals only with stockholders who hold their shares as capital assets. This discussion does not deal with all tax consequences that may be relevant to all categories of holders (such as dealers in securities, foreign currencies, or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, holders whose functional currency is not the United States dollar, insurance companies, tax-exempt organizations, foreign persons, holders with shares received through the exercise of qualified incentive stock options, holders who may be subject to the alternative minimum tax or personal holding company provisions of the Code, or holders who hold shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle). This discussion does not address the state, local or foreign tax consequences of participating in the Tender Offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the Tender Offer.

As used herein, a “U.S. Holder” means a beneficial holder of shares that is for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States; (b) a corporation, partnership, or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if either: (A) a United States court is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (B) a trust has a valid election in effect to be treated as a U.S. person under applicable treasury regulations. The term also includes nonresident alien individuals, foreign corporations, foreign partnerships and foreign estates and trusts (“Foreign Stockholders”) to the extent that their ownership of the shares is effectively connected with the conduct of a trade or business within the United States, as well as certain former citizens and residents of the United States who, under certain circumstances, are taxed on income from U.S. sources as if they were citizens or residents. It should also be noted that certain “single member entities” are disregarded for U.S. federal income tax purposes. Such Foreign Stockholders that are single member non-corporate entities, should consult with their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

FOREIGN STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES AND ANY APPLICABLE FOREIGN TAX CONSEQUENCES OF THE TENDER OFFER AND ALSO SHOULD SEE SECTION 3 FOR A DISCUSSION OF APPLICABLE UNITED STATES WITHHOLDING RULES AND THE POTENTIAL FOR OBTAINING A REFUND OF ALL OR A PORTION OF ANY TAX WITHHELD.

If a limited liability company or partnership holds shares, the tax treatment of a member or partner will generally depend upon the status of such person and the activities of the limited liability company or partnership. A U.S. Holder that is a limited liability company or partnership should consult its own tax advisors regarding the treatment of its members or partners.

Non-Participation in the Tender Offer.  U.S. Holders that do not participate in the Tender Offer will not incur any tax liability as a result of the consummation of the Tender Offer.

Exchange of Shares Pursuant to the Tender Offer.  An exchange of shares for cash pursuant to the Tender Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the Tender Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from the Company.

Sale or Exchange Treatment.  Under Section 302 of the Code, a U.S. Holder whose shares are exchanged in the Tender Offer will be treated as having sold such U.S. Holder’s shares, and thus will recognize capital gain or loss if the exchange (a) results in a “complete termination” of all such U.S. Holder’s equity interest in the Company, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” to the U.S. Holder. In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under attribution rules, pursuant to which the U.S. Holder will be treated as owning Company shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and Company stock that the U.S. Holder has the right to acquire by exercise of an option.

An exchange results in a “complete termination” of a U.S. Holder’s equity interest in the Company if all of the shares that are owned or deemed owned (unless the waiver rules apply and deemed ownership is waived) by the U.S. Holder are exchanged in the Tender Offer.

An exchange of shares for cash will be a “substantially disproportionate” redemption with respect to a U.S. Holder if the percentage of the then-outstanding voting shares owned or deemed owned by such U.S. Holder in the Company immediately after the exchange is less than 80% of the percentage of shares owned or deemed owned by such U.S. Holder in the Company immediately before the exchange, and the U.S. Holder owns or is deemed to own less than 50% of our Common Stock after the exchange.

If an exchange of shares for cash in the Tender Offer does not qualify as a “complete termination” of the U.S. Holder’s interest in the Company and also fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in the Company. The Internal Revenue Service (the “IRS”) has indicated in a published revenue ruling that an exchange of shares for cash that results in a reduction of the proportionate equity interest in the Company of a U.S. Holder whose relative equity interest in the Company is minimal (an interest of less than one percent should satisfy this requirement) and that does not exercise any control over or participate in the management of the Company’s corporate affairs should be treated as “not essentially equivalent to a dividend.” A U.S. Holder should consult his, her or its tax advisor regarding the application of the rules of Section 302 in such U.S. Holder’s particular circumstances.

If a U.S. Holder is treated as recognizing gain or loss from the disposition of such U.S. Holder’s shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder’s adjusted tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the shares for more than one year as of the date of the exchange. Long-term capital gain generally is subject to taxation at the maximum rate of 15% for federal income tax purposes. Specific limitations may apply to the deductibility of capital losses by U.S. Holders.

Dividend Treatment.  If a U.S. Holder does not meet the requirements of Section 302 of the Code, the exchange of the U.S. Holder’s shares by the Company in the Tender Offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the U.S. Holder. Instead, the total amount of cash received by such U.S. Holder (i.e., not reduced by the amount of basis of any stock surrendered in the Tender Offer) pursuant to the exchange will be treated as a dividend to the extent of the portion of the Company’s current and accumulated earnings and profits allocable to such shares. To the extent that amounts received pursuant to the Tender Offer exceed a U.S. Holder’s allocable share of the Company’s current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted tax basis of such U.S. Holder’s shares, and any amounts in excess of the U.S. Holder’s adjusted tax basis will constitute capital gain. Any adjusted tax basis in the shares tendered will be transferred to any remaining shares held by such U.S. Holder. The amount of the current and accumulated earnings and profits of the Company has not been established.

Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on amounts treated as dividends.

To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, (i) it will be eligible for a dividends-received deduction (subject to applicable limitations) to the extent of the earnings and profits of the Company, and (ii) it will be subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

We cannot predict whether or the extent to which the Tender Offer will be oversubscribed. If the Tender Offer is oversubscribed, proration of tenders pursuant to the Tender Offer will cause the Company to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the Tender Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

See Section 3 with respect to the application of U.S. federal income tax withholding and backup withholding.

THE FEDERAL TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX IMPLICATIONS OF THE TENDER OFFER UNDER APPLICABLE UNITED STATES FEDERAL, STATE OR LOCAL LAWS. FOREIGN STOCKHOLDERS SHOULD ALSO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES UNIQUE TO HOLDERS WHO ARE NOT U.S. PERSONS.

15.	Extension of the Tender Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Tender Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Tender Offer if any of the conditions set forth in Section 7 have occurred and to reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Tender Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Tender Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Tender Offer. Amendments to the Tender Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made in the Tender Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Tender Offer or the information concerning the Tender Offer, we will extend the Tender Offer to the extent required by Rules 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Tender Offer or information concerning the Tender Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Tender Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Tender Offer. If (1)(i) we make any change to the price range at which we are offering to purchase shares in the Tender Offer, (ii) decrease the number of shares being sought in the Tender Offer, or (iii) increase the number of shares being sought in the Tender Offer by more than 2% of our outstanding shares, and (2) the Tender Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, the Tender Offer will be extended until the expiration of such ten business day period.

16.	Fees and Expenses

We have retained Scott & Stringfellow, Inc. to act as the Dealer Manager in connection with the Tender Offer. In its role as Dealer Manager, Scott & Stringfellow, Inc. may contact brokers, dealers and similar entities and may provide information regarding the Tender Offer to those that it contacts or persons that contact it. Scott & Stringfellow, Inc. will receive reasonable and customary amounts of compensation and will be reimbursed for reasonable out-of-pocket expenses incurred in connection with the Tender Offer, including reasonable fees and expenses of counsel. We will indemnify Scott & Stringfellow, Inc. against certain liabilities in connection with the Tender Offer, including certain liabilities under the federal securities laws.

Scott & Stringfellow, Inc. and its affiliates may in the future provide various investment banking and other services to us for which future services we would expect it would receive customary compensation from us. In the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, Scott & Stringfellow, Inc. and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.

We have retained Continental Stock Transfer and Trust Company to act as Depositary for the Tender Offer and we will pay them reasonable and customary compensation for their services, will reimburse them for out of pocket expenses and will indemnify them for certain liabilities, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager as described above) for soliciting tenders of shares in the Tender Offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Tender Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Manager or the Depositary for purposes of the Tender Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise described in Section 5.

17.	Miscellaneous

This offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares of our Common Stock and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Tender Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any shares, other than in the Tender Offer until at least 10 business days after the Expiration Time. Accordingly, any additional purchases outside the Tender Offer may not be consummated until at least 10 business days after the Expiration Time.

This Offer to Purchase and the Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted. If we become aware of any jurisdiction where the making of the Tender Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Tender Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

You should only rely on the information contained in this Offer to Purchase or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Tender Offer. We have not authorized any person to give any information or to make any representation in connection with the Tender Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation, gives you any information or makes any representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Managers or the Depositary.

World Air Holdings, Inc.

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his, her or its bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Tender Offer is:

Continental Stock Transfer & Trust Company

By First Class Mail:	By Overnight Delivery or Express Mail:	By Hand:

Continental Stock Transfer &	Continental Stock Transfer &	Continental Stock Transfer &
Trust Company	Trust Company	Trust Company
17 Battery Place, 8th Floor	17 Battery Place, 8th floor	17 Battery Place, 8th floor
Attention: Reorganization Dept.	Attention: Reorganization Dept.	Attention: Reorganization Dept.
New York, NY 10004	New York, NY 10004	New York, NY 10004

Telephone:
(800) 509-5586 (toll free)

Facsimile Transmission:
(212) 616-7610
Confirm Receipt of Facsimile by Telephone:
(212) 509-4000, ext. 536

Delivery of the Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

Questions and requests for assistance may be directed to the Dealer Manager at its telephone number set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Depositary.

The Dealer Manager for the Tender Offer is:

Scott & Stringfellow, Inc.

909 East Main Street
Richmond, VA 23219
Telephone: (800) 552-7757

September 11, 2006